Exhibit 99.2

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA ANNOUNCES DETAILS OF REDEMPTION OF LIQUID YIELD OPTION™ NOTES (LYONs) DUE 2021

For Immediate Release:  Thursday, November 18, 2004

BASKING RIDGE, N.J., US – Avaya Inc. (NYSE:AV), a leading global provider of business communications software, systems and services, today announced that it will redeem for cash all of its outstanding Liquid Yield Option™ Notes due 2021 (“LYONs”) on December 20, 2004.  As provided pursuant to the indenture governing the LYONs, the redemption price is $545.67 per $1,000 principal amount at maturity of LYONs.  The current accreted value of LYONs outstanding as of November 18, 2004 is approximately $298.5 million.

Holders retain the right to convert their LYONs at any time before 5:00 p.m. Eastern time on December 20, 2004 into Avaya common stock.  The LYONS are convertible into 37.4437 shares of Avaya common stock per $1,000 principal amount at maturity of LYONs.   Any LYONs not converted on or before 5:00 p.m. Eastern time on December 20, 2004 will be automatically redeemed.

A notice of redemption is being mailed by The Bank of New York, the trustee for the LYONs, to all registered holders of LYONs.  Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York by calling 1-800-254-2826.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services –Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com

Liquid Yield Option™ Notes is a trademark of Merrill, Lynch & Co., Inc.